Exhibit 4.1

FRANCE TELECOM

As Issuer

________________________________________

FIRST SUPPLEMENTAL INDENTURE

Dated________, 2010

________________________________________

Supplementing and amending the Indenture dated as of July 7, 2009 by and between France Telecom and The Bank of New York Mellon, as Trustee

________________________________________

THE BANK OF NEW YORK MELLON
As Trustee

________________________________________

FIRST SUPPLEMENTAL INDENTURE dated ___________, 2010 (this “Supplemental Indenture”), by and between France Telecom, a société anonyme duly organized and existing under the laws of France (the “Company”), and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”).

Recitals

A.

The Company and the Trustee are parties to an indenture dated as of July 7, 2009, (the “Indenture”), which governs the terms of the Company’s unsecured debentures, notes, and other evidences of indebtedness, issued or to be issued by the Company in one or more series from time to time (the “Securities”);

B.

Section 10.01(a) of the Indenture provides in part that the Company and the Trustee may amend the Indenture without notice to or consent of any Holder in order to, inter alia (i) cure any ambiguity, omission, defect or inconsistency, provided that such action does not adversely affect the interests of the Holders in any material respect or conform the provisions of the Indenture to the description thereof in any prospectus included in a registration statement filed by the Company with and declared effective by, or deemed effective upon filing with, the Commission, or (ii) make any change that does not adversely affect the rights of any Holder in any material respect;

C.

The “Description of Debt Securities”, set forth in the Company’s prospectus dated December 8, 2008, filed with the Commission as part of the registration statement on Form F-3 on December 8, 2008, and deemed effective as of such date, provides that the prospectus supplement relating to each series of debt securities will describe the terms of the series, which may include deletions or modifications of Events of Default, related remedies and Company covenants, and any other special features of that series of debt securities;

D.

The Company has determined that Section 2.01(b) of the Indenture, which sets forth the nature of the terms of the Securities of a series to be established, will be appropriately clarified by deleting certain language contained in clause (xvi) of such Section;

E.

The Company has revoked the appointment of France Telecom North America LLC as Authorized Agent and appointed C T Corporation System as successor Authorized Agent under Section 14.05(d);

F.

The execution and delivery of this Supplemental Indenture (i) serves to cure an ambiguity and inconsistency and conform the provisions of the Indenture to the description thereof in the prospectus dated December 8, 2008, (ii) serves to indicate the name of the successor Authorized Agent and (ii) does not adversely affect the interests of the Holders in any material respect;

G.

All acts and requirements necessary to make this Supplemental Indenture the valid and binding obligation of the Company have been done.

The Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Securities issued hereunder:

ARTICLE I

Amendments

Section 1.01.

Amendment to Article II.  Upon effectiveness of the Supplement as set forth below, clause (xvi) of Section 2.01(b) shall be amended by deleting the language in parentheses at the end of such clause (xvi).  After giving effect to such amendment, Section 2.01(b), as amended, shall read as follows:

“(b)  The Securities may be issued outside France in one or more series.  There will be established in or pursuant to a Company Order and, subject to Section 2.04, set forth or determined in the manner provided in an Officer’s Certificate, or established in one or more indentures supplemental hereto, prior to the issuance of Securities of any series:  (i) the title of the Securities of the series (which will distinguish the Securities of the series from Securities of any other series); (ii) any limit upon the aggregate principal amount of the Securities of the series which may be authenticated and delivered under this Indenture (except for Securities authenticated and delivered upon registration of transfer of, or in the exchange for, or in lieu of, other Securities of the series pursuant to Section 2.05, 2.06, 2.07, 3.06, or 10.06 and except for any Securities which, pursuant to Section 2.04, are deemed never to have been authenticated and delivered hereunder); (iii) the Person to whom any interest on a Security of the series will be payable, if other than the Person in whose name that Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest; (iv) the date or dates on which the principal of the Securities of the series is payable; (v) the rate or rates at which the Securities of the series will bear interest, if any, the date or dates from which such interest will accrue, the Interest Payment Dates on which any such interest will be payable, and the Regular Record Date for any interest payable on any Interest Payment Date; (vi) the place or places where the principal of and any premium and interest on Securities of the series will be payable; (vii) the period or periods within which, the price or prices at which, and the terms and conditions upon which Securities of the series may be redeemed, in whole or in part, at the option of the Company; (viii) the obligation, if any, of the Company to redeem or purchase Securities of the series pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which Securities of the series will be redeemed or purchased, in whole or in part, pursuant to such obligation; (ix) if other than denominations of $1,000 and integral multiples thereof, the denominations in which Securities of the series will be issuable; (x) the currency, currencies, or currency units in which payment of the principal of and any premium and interest on any Securities of the series will be payable if other than the currency of the United States of America and the manner of determining the equivalent thereof in the currency of the United States of America for purposes of the definition of “Outstanding” in Section 1.01; (xi) if the amount of payments of principal of or any premium or interest on any Securities of the series may be determined with reference to an index, based upon a formula, or in some other manner, the manner in which such amounts will be determined; (xii) if the principal of or any premium or interest on any Securities of the series is to be payable, at the election of the Company or a Holder thereof, in one or more currencies or currency units other than that or those in which the Securities are stated to be payable, the currency, currencies, or currency units in which payment of the principal of and any premium and interest on Securities of such series as to which such election is made will be payable, and the periods within which and the terms and conditions upon which such election is to be made; (xiii) if other than the principal amount thereof, the portion of the principal amount of Securities of the series which will be payable upon declaration of acceleration of the Maturity thereof pursuant to Section 8.01(b); (xiv) that the Securities of the series will be subject to either or both of Legal Defeasance or Covenant Defeasance as provided in Article V; (xv) if and as applicable, that the Securities of the series will be issuable in whole or in part in the form of one or more Global Securities and, in such case, the Depositary or Depositaries for such Global Security or Global Securities and any circumstances other than those set forth in Section 2.05 in which any such Global Security may be transferred to, and registered and exchanged for Securities registered in the name of, a Person other than the Depositary for such Global Security or a nominee thereof and in which any such transfer may be registered; and (xvi) any other terms of, or provisions, covenants, rights or other matters applicable to, the series.”

Section 1.02.

Amendment to Article XIV.  Upon effectiveness of the Supplement as set forth below, Section 14.05(d) shall be amended by revoking France Telecom North America LLC as the Company’s Authorized Agent and appointing C T Corporation System located at 111 Eighth Avenue, New York, New York 10011 as the Company’s successor Authorized Agent.  After giving effect to such amendment, Section 14.05(d), as amended, shall read as follows:

“(d) The Company has appointed C T Corporation System as its authorized agent (the “Authorized Agent”), with an office at 111 Eighth Avenue, New York, New York 10011 upon whom all writs, process and summonses may be served in any suit, action or proceeding arising out of or relating to this Indenture or the Securities which may be instituted in any state or federal court in the borough of Manhattan, the city of New York, New York. The Company hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Company agrees to take any and all action, including the filing of any and all documents, that may be necessary to continue such appointment in full force and effect as aforesaid so long as any Securities remain Outstanding. The Company agrees that the appointment of the Authorized Agent shall be irrevocable so long as any of the Securities remain Outstanding or until the irrevocable appointment by the Company of a successor agent in the Borough of Manhattan, the city of New York, New York as its authorized agent for such purpose and the acceptance of such appointment by such successor. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Company.”

ARTICLE II

Miscellaneous

Section 2.01.

Interpretation.  Upon execution and delivery of this Supplemental Indenture and the effectiveness of the amendments set forth in Article I, the Indenture shall be modified and amended in accordance with this Supplemental Indenture, and all the terms and conditions of both shall be read together as though they constitute one instrument, except that, in case of conflict, the provisions of this Supplemental Indenture shall control.  The Indenture, as modified and amended by this Supplemental Indenture, is hereby ratified and confirmed in all respects and shall bind every Holder of Securities.  In case of conflict between the terms and conditions contained in the Securities and those contained in the Indenture, as modified and amended by this Supplemental Indenture, the provisions of the Indenture, as modified and amended by this Supplemental Indenture, shall control.

Section 2.02.

Conflict with Trust Indenture Act.  If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision which is required or deemed to be included in the Indenture, as amended by this Supplemental Indenture, by the TIA, the required or deemed provision shall control.  If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

Section 2.03.

Invalidity of Particular Provisions.  In case any one or more of the provisions contained in this Supplemental Indenture is for any reason held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provision of this Supplemental Indenture, but this Supplemental Indenture will be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 2.04.

Terms Defined in the Indenture.  All capitalized terms not otherwise defined in this Supplemental Indenture shall have the meanings ascribed to them in the Indenture.

Section 2.05.

Effect of Headings.  The Article and Section headings herein are for convenience only and will not affect the construction hereof.

Section 2.06.

Benefits of Supplemental Indenture.  Nothing in this Supplemental Indenture, express or implied, will give to any Person, other than the parties hereto and their successors hereunder, any benefit or any legal or equitable right, remedy, or claim under the Indenture as amended by this Supplemental Indenture.

Section 2.07.

Successors and Assigns Bound by Indenture.  All the covenants, stipulations, promises, and agreements in the Indenture as amended by this Supplemental Indenture contained by or on behalf of the Company will bind its successors and assigns, whether so expressed or not.  All the covenants, stipulations, promises, and agreements in this Supplemental Indenture contained by or on behalf of the Trustee will bind its successors and assigns, whether so expressed or not.

Section 2.08.

Trustee Not Responsible for Recitals.  The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness.

Section 2.09.

Certain Duties and Responsibilities of the Trustee.  In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.  The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 2.10.

Supplemental Indenture to be Construed in Accordance with the Laws of the State of New York.  This Supplemental Indenture will be deemed to be a contract made under the laws of the State of New York, and for all purposes will be construed in accordance with the laws of said State without giving effect to principles of conflicts of laws of such State.

Section 2.11.

Supplemental Indenture May be Executed in Counterparts.  This Supplemental Indenture may be executed in any number of counterparts, each of which will be an original, but such counterparts will together constitute but one and the same instrument.

Section 2.12.

Effectiveness of Supplemental Indenture.  This Supplemental Indenture shall be effective upon execution hereof by the Company and the Trustee.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

FRANCE TELECOM
By:
Name:
Title:
THE BANK OF NEW YORK MELLON, AS TRUSTEE
By:
Name:
Title: